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
EXHIBIT 11
                           CHARTER ONE FINANCIAL, INC.
                        COMPUTATION OF PER SHARE EARNINGS


                                             THREE MONTHS ENDED SEPTEMBER 30,      NINE MONTHS ENDED SEPTEMBER 30,
                                             -------------------------------       -------------------------------
                                                1996                1995               1996               1995
                                                ----                ----               ----               ----
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
COMPUTATION OF PRIMARY EARNINGS
 PER SHARE:
  Weighted average number of
   common shares outstanding.............     46,823,073          47,142,018         47,038,877         47,168,941
  Add common stock equivalents
   for shares issuable under:
    Stock Appreciation Rights Plan(1)....         48,183              52,053             48,515             56,332
    Stock Option Plan(1).................      1,038,769           1,155,662            972,148          1,004,298
                                             -----------         -----------       ------------        -----------
      Weighted average number of
       shares outstanding adjusted
       for common stock equivalents......     47,910,025          48,349,733         48,059,540         48,229,571
                                             ===========         ===========       ============        ===========

  Net income.............................   $      5,031              32,107             84,851             92,462
                                             ===========         ===========       ============        ===========
  Primary earnings per share.............   $        .11                 .66               1.77               1.92
                                             ===========         ===========       ============        ===========

COMPUTATION OF FULLY DILUTED
 EARNINGS PER SHARE:
  Weighted average number of
   common shares outstanding.............     46,866,573          47,142,018         47,168,377         47,248,510
  Add common stock equivalents
   for shares issuable under:
    Stock Appreciation Rights Plan(2)....         48,863              52,465             50,026            115,250
    Stock Option Plan(2).................      1,250,944           1,236,321          1,089,169          1,195,136
                                             -----------         -----------       ------------        -----------
      Weighted average number of
       shares outstanding adjusted
       for common stock equivalents......     48,166,380          48,430,804         48,307,572         48,558,896
                                             ===========         ===========       ============        ===========

  Net income.............................   $      5,031              32,107             84,851             92,462
                                             ===========         ===========       ============        ===========
  Fully diluted earnings per share.......   $        .10                 .66               1.76               1.90
                                             ===========         ===========       ============        ===========

-----------------------
(1) Additional shares issuable were derived under the "treasury stock method" using average market price during the period.
(2) Additional shares issuable were derived under the "treasury stock method" using the higher of the average market price during the period or the market price at the end of the period.
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